Exhibit 99.1

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com

Lubrizol Announces 2009 Results and 2010 Guidance

•	Fourth quarter revenues of $1.19 billion increased 9 percent from prior year largely due to increased volume

•	Fourth quarter earnings increased to $1.92 per share including restructuring and impairment charges of $.03, or $1.95 per share excluding these charges

•	Full-year earnings increased to $7.26 per share including restructuring and impairment charges of $.29, or $7.55 per share excluding these charges

•	Earnings guidance for 2010 EPS provided at $7.63 to $8.23, including restructuring charges of $.07; excluding these charges, 2010 EPS as adjusted projected at $7.70 to $8.30

•	Open-market purchases of shares will resume under previously suspended program

CLEVELAND, February 4, 2010 – The Lubrizol Corporation (NYSE: LZ) announced consolidated earnings for the fourth quarter ended December 31, 2009, of $134 million, or $1.92 per diluted share, including after-tax restructuring and impairment charges of $2 million, or $.03 per diluted share. In the fourth quarter of 2008 the company reported a consolidated loss of $281 million, or $4.16 per diluted share, including after-tax restructuring and impairment charges of $330 million, or $4.86 per diluted share, and an after-tax write-off of acquired in-process research and development of $1 million, or $.01 per diluted share. The fourth quarter 2008 restructuring and impairment charges consisted primarily of a non-cash goodwill impairment charge related to the company’s Performance Coatings and Engineered Polymers product lines.

Fourth Quarter Consolidated Results

Consolidated revenues for the fourth quarter of 2009 increased 9 percent to $1.19 billion compared with $1.09 billion in the fourth quarter of 2008. The year-over-year increase in revenues was attributable to higher volume and favorable currency that more than offset a decline in the combination of price and product mix. Included in these factors was the incremental impact from acquisitions completed at the end of 2008, which contributed 2 percent to consolidated revenues in the fourth quarter of 2009.

Excluding the special charges in both periods, adjusted earnings were $136 million, or $1.95 per diluted share, for the fourth quarter of 2009 compared with $50 million, or $.74 per diluted share, for the fourth quarter of 2008. Adjusted earnings per share for the fourth quarter of 2009 increased compared with the prior-year fourth quarter largely due to effective margin management, increased volume, a lower effective tax rate, cost savings initiatives that lowered selling, technical, administrative and research (STAR) expenses and contributions from the 2008 acquisitions. These positive factors impacting earnings more than offset higher performance-based compensation expense, manufacturing costs and net interest expense.

CEO James Hambrick commented, “I am very pleased with our results this quarter. The strong performance of both operating segments enabled us to post the third best quarterly results in our history. Additives continued to sustain the strong performance they established earlier in the year. Advanced Materials benefited from strong volume increases and success in delivering valuable technology to our customers while continuing to control costs and spending. And with their strong finish to the year, both segments delivered record operating income in 2009.”

Consolidated 2009 Results

For the full year of 2009, consolidated revenues decreased 9 percent to $4.59 billion compared with $5.03 billion for the full year of 2008. Earnings for the full year of 2009 were $501 million, or $7.26 per diluted share, including after-tax restructuring and impairment charges of $19.8 million, or $.29 per diluted share. For the full year of 2008, the company reported a loss of $66 million, or $.97 per diluted share, including after-tax restructuring and impairment charges of $346 million, or $5.04 per diluted share, and a $1.0 million, or $.01 per diluted share, after-tax write-off for in-process research and development. Excluding the special charges in both periods, earnings of $7.55 per diluted share for 2009 compared with $4.09 per diluted share for 2008.

Cash flow from operations for the year ended 2009 was $951 million compared with $223 million for the year ended 2008. The increase in cash flow from operations primarily was attributable to higher net income and a significant reduction in inventory. Capital expenditures for 2009 were $140 million, down from $203 million in the prior year, as the company carefully managed spending in 2009’s uncertain economic environment. The company’s cash balance at December 31, 2009, was $991 million compared with a cash balance of $186 million at December 31, 2008. The higher cash balance largely was due to the company’s strong operating cash flow for the year.

Continued Hambrick, “2009 was an excellent year for our company. Our success was a direct result of our employees’ commitment and dedication, diligent control of operating expenses and a continued emphasis on delivering high-value products, all built on the foundation of many years of planning and solid execution. The Lubrizol organization responded extraordinarily well to the challenges we faced this past year, especially during the first six months.”

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Fourth Quarter Financing Activities

On October 1, 2009, the company repaid at maturity the remaining $205 million of its 4.625% senior notes. Also, on December 9, 2009, the company prepaid without penalty its $150 million bank term loan. Following these repayments, the company’s total debt at December 31, 2009, was approximately $1.4 billion. Reflecting Lubrizol’s strengthened credit quality, on January 29, 2010, Standard and Poor’s Ratings Services raised its long-term debt rating on the company to BBB+ with a stable outlook.

Lubrizol Additives Capital Investment Plan

On January 19, 2010, the company announced its decision to proceed with a 10-year phased investment plan to upgrade operations and increase global capacity in Additives. The centerpiece of the investment plan is a new, wholly-owned greenfield plant in China supplemented by select debottlenecking projects and infrastructure improvements at existing plants in the United States and Europe.

This plan was announced originally in 2008 but was placed on hold in 2009 due to the global recession and resulting uncertainty regarding demand. Worldwide additive demand recovered significantly in the second half of 2009, and returned to its expected normal market growth rate of 1 to 2 percent annually. This investment program is needed to keep pace with demand and to ensure the security of future supply and reliability of operations.

As part of the 10-year plan, Lubrizol has signed a letter of intent to reserve land use rights for a wholly owned manufacturing site in South China within the Zhuhai Gaolan Port Economic Zone. A wholly owned manufacturing facility will be developed and phased in to meet market demand. By phasing in select capacity additions in China, Lubrizol plans to respond to lubricant growth in Asia and better match its manufacturing capabilities with global demand patterns. The location of the new facility is well situated for exporting products throughout Asia.

The China plant will require an investment in excess of $200 million over the next three years. Lubrizol plans to break ground at the Zhuhai Gaolan site in late 2010. The new plant will complement Lubrizol’s existing joint venture, Lanzhou Lubrizol Lanlian Additive Co., Ltd., which will benefit by doing more business with Lubrizol.

Lubrizol will continue to reinvest at existing Additives plants for upgrading infrastructure, as well as comply with increasing health, safety and environmental requirements.

Earnings Outlook

The company issued full-year 2010 earnings guidance in the range of $7.63 to $8.23 per diluted share, including restructuring charges of $.07 per diluted share related to the closing of a Canadian additives blending facility and facility closures announced in the third quarter of 2009. In 2009, the company reported earnings of $7.26 per share, including restructuring and impairment charges of $.29 per share. Excluding the special charges in both years, the company projects adjusted earnings in the range of $7.70 to $8.30 per diluted share compared with 2009 adjusted earnings of $7.55 per diluted share, an increase of 2 percent to 10 percent.

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Key assumptions for this guidance include:

•	Consolidated volume growth of approximately 5 to 6 percent compared with 2009;

•	Consolidated gross margins of approximately 32 percent;

•	STAR expenses essentially unchanged from 2009;

•	Net interest expense of approximately $95 million;

•	An effective tax rate of 32 percent for the year;

•	The euro to average $1.45 for the year;

•	Depreciation and amortization of $155 million and $25 million, respectively;

•	A working capital use of cash of approximately $45 million;

•	Capital expenditures of approximately $280 million; and

•	Pension expense of $46 million and contributions of $60 million.

Regarding the earnings outlook, Hambrick remarked, “The economic resiliency of our product lines was proven in 2009. And while we are not expecting sharp recoveries in 2010 for some of our end-use markets, such as construction, we project a volume increase this year due to emerging market growth, continued inventory replenishment and the recovery of some deferred demand. I expect the Additives business to sustain its current level of performance and for the Advanced Materials business to continue to demonstrate steady improvement.”

Added Hambrick, “We are properly positioned for another year of earnings growth in 2010. Last year we concentrated our efforts on those items under our control: improving operating profitability and efficiency, and enhancing our innovation capabilities. As a result, we emerged as a stronger company with ample resources to execute our long-term strategy for growth. We will use our resources to drive organic growth through geographic expansion, as evidenced by the investment in a new China plant for Additives. We will continue to evaluate value-adding acquisition opportunities that will build out our portfolio. And, because of our strong balance sheet and our confidence in our ability to generate strong cash flow going forward, we are resuming our share repurchase program in 2010.”

Conference Call on the Web

An audio webcast of the fourth quarter earnings conference call with investors will be available today live at 10:00 a.m. Eastern Time on the investor earnings release page of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the Web site.

About The Lubrizol Corporation

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds

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enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,700 employees worldwide. Revenues for 2009 were $4.6 billion. For more information, visit www.lubrizol.com.

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This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this release include, but are not limited to, the company’s ability to manage margins in an environment of volatile raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in management’s discussion and analysis of the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.

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THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues	$1,188.3	$1,087.6	$4,586.3	$5,027.8
Cost of sales	801.3	849.1	3,071.0	3,906.5

Gross profit	387.0	238.5	1,515.3	1,121.3

Selling and administrative expenses	111.9	96.2	435.2	417.7
Research, testing and development expenses	59.1	55.3	212.1	220.9
Amortization of intangible assets	6.4	6.2	25.2	27.0
Write-off of acquired in-process research and development	—	1.6	—	1.6
Restructuring and impairment charges	3.1	368.9	30.4	394.0
Other income – net	(8.7)	(9.2)	(16.4)	(22.6)
Interest expense – net	25.4	16.1	103.0	65.7

Income (loss) before income taxes	189.8	(296.6)	725.8	17.0
Provision (benefit) for income taxes	51.4	(15.8)	211.6	75.9

Net income (loss)	138.4	(280.8)	514.2	(58.9)
Net income attributable to noncontrolling interests	4.2	0.2	13.4	7.2

Net income (loss) attributable to The Lubrizol Corporation	$134.2	$(281.0)	$500.8	$(66.1)

Earnings (loss) per share attributable to The Lubrizol Corporation:

Basic	$1.95	$(4.16)	$7.36	$(0.97)

Diluted	$1.92	$(4.16)	$7.26	$(0.97)

Weighted-average common shares outstanding:

Basic	68.6	67.6	68.1	68.1

Diluted	69.9	67.6	69.0	68.1

THE LUBRIZOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Millions of Dollars)

	December 31,
	2009	2008
Assets
Cash and cash equivalents	$991.0	$186.2
Receivables	615.1	608.5
Inventories	630.5	814.6
Other current assets	110.0	90.6

Total current assets	2,346.6	1,699.9

Property and equipment – net	1,187.6	1,197.6
Goodwill and intangible assets – net	1,130.3	1,143.1
Investments and other assets	105.5	109.9

Total	$4,770.0	$4,150.5

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$0.3	$391.2
Accounts payable	320.7	350.4
Accrued expenses and other current liabilities	316.2	279.7

Total current liabilities	637.2	1,021.3
Long-term debt	1,390.3	954.6
Other noncurrent liabilities	612.7	590.0

Total liabilities	2,640.2	2,565.9

Total shareholders’ equity	2,129.8	1,584.6

Total	$4,770.0	$4,150.5

THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions of Dollars)

	Year Ended December 31,
	2009	2008
Cash provided by (used for):
Operating activities:
Net income (loss)	$514.2	$(58.9)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	170.3	173.5
Deferred income taxes	15.7	(31.6)
Stock-based compensation	21.4	11.3
Restructuring and impairment charges	13.1	383.4
Net change in working capital	210.4	(247.1)
Other items – net	6.0	(7.3)

Total operating activities	951.1	223.3

Investing activities:
Capital expenditures	(139.9)	(202.6)
Acquisitions	(1.0)	(60.5)
Other items – net	11.9	(10.6)

Total investing activities	(129.0)	(273.7)

Financing activities:
Changes in short-term debt – net	(4.8)	4.8
Repayments of long-term debt	(640.9)	(200.3)
Proceeds from the issuance of long-term debt	693.6	108.2
Payment of Treasury rate lock upon settlement	(16.7)	—
Payment of debt issuance costs	(7.2)	—
Dividends paid	(84.0)	(83.5)
Dividends to noncontrolling interests	(6.6)	(5.3)
Common shares purchased	—	(75.1)
Proceeds from the exercise of stock options	32.9	3.8
Tax benefit from the exercise of stock options	11.0	2.2

Total financing activities	(22.7)	(245.2)

Effect of exchange rate changes on cash	5.4	(20.5)

Net increase (decrease) in cash and cash equivalents	804.8	(316.1)

Cash and cash equivalents at the beginning of year	186.2	502.3

Cash and cash equivalents at the end of year	$991.0	$186.2

THE LUBRIZOL CORPORATION

SEGMENT INFORMATION

(In Millions of Dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues from external customers:
Lubrizol Additives	$838.8	$789.3	$3,283.9	$3,541.5
Lubrizol Advanced Materials	349.5	298.3	1,302.4	1,486.3

Total revenues	$1,188.3	$1,087.6	$4,586.3	$5,027.8

Segment operating income (loss):
Lubrizol Additives	$191.4	$93.3	$787.8	$434.5
Lubrizol Advanced Materials	46.1	(1.5)	168.7	88.8

Total segment operating income	237.5	91.8	956.5	523.3

Corporate expenses	(19.1)	(10.0)	(95.6)	(60.7)
Corporate other (expense) income – net	(0.1)	8.2	(1.7)	15.7
Write-off of acquired in-process research and development	—	(1.6)	—	(1.6)
Restructuring and impairment charges	(3.1)	(368.9)	(30.4)	(394.0)
Interest expense – net	(25.4)	(16.1)	(103.0)	(65.7)

Income (loss) before income taxes	$189.8	$(296.6)	$725.8	$17.0

Note: On January 1, 2009, we revised our measurement of segment operating income to include income attributable to noncontrolling interests within the Lubrizol Additives segment. The results for 2008 have been revised to conform with the current year presentation.

THE LUBRIZOL CORPORATION

Supplemental Financial Information

For the Three Months and Years Ended December 31, 2009 and 2008

Reconciliation of Earnings (Loss) to Earnings As Adjusted

(In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles ("GAAP"). Earnings as adjusted (Non-GAAP) is net income (loss) attributable to The Lubrizol Corporation per our consolidated results, adjusted for exclusion of restructuring and impairment charges and the write-off of acquired in-process research and development. Management believes that both net income (loss) attributable to The Lubrizol Corporation and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net income (loss) attributable to The Lubrizol Corporation and earnings as adjusted.

	Three Months Ended December 31, 2009			Three Months Ended December 31, 2008
	Income Before Tax	Net Income Attributable to Lubrizol	Diluted EPS	Income Before Tax	Net Income (Loss) Attributable to Lubrizol	Diluted EPS
Earnings (loss)	$189.8	$134.2	$1.92	$(296.6)	$(281.0)	$(4.16)

Adjustments:
Restructuring and impairment charges	3.1	1.8	0.03	368.9	330.0	4.86
Write-off of acquired in-process research and development	—	—	—	1.6	1.0	0.01
Pro forma effect of dilution on earnings as adjusted*						0.03

Earnings as adjusted (Non-GAAP)	$192.9	$136.0	$1.95	$73.9	$50.0	$0.74

	Year Ended December 31, 2009			Year Ended December 31, 2008
	Income Before Tax	Net Income Attributable to Lubrizol	Diluted EPS	Income Before Tax	Net Income (Loss) Attributable to Lubrizol	Diluted EPS
Earnings (loss)	$725.8	$500.8	$7.26	$17.0	$(66.1)	$(0.97)

Adjustments:
Restructuring and impairment charges	30.4	19.8	0.29	394.0	345.9	5.04
Write-off of acquired in-process research and development	—	—	—	1.6	1.0	0.01
Pro forma effect of dilution on earnings as adjusted*						0.01

Earnings as adjusted (Non-GAAP)	$756.2	$520.6	$7.55	$412.6	$280.8	$4.09

* Our 2008 loss per share for generally accepted accounting principles (GAAP) does not allow for the inclusion of the dilutive effect of shares in the denominator of our per share calculation since this effect would result in a reduction of the loss per share. The per share impact of the adjustments is reflected as if the dilutive shares were used in the denominator of the earnings per share calculation of each adjustment. The pro forma effect of dilution on earnings as adjusted is included in the reconciliation of our Non-GAAP measure so that earnings as adjusted reflects the impact of any applicable dilutive shares.

THE LUBRIZOL CORPORATION

Supplemental Financial Information

For the Three Months and Years Ended December 31, 2009 and 2008

Reconciliation of Net Income (Loss) Attributable to The Lubrizol Corporation to Earnings Before Interest and Taxes (EBIT), and Before Restructuring and Impairment Charges and the Write-off of Acquired IPR&D (Adjusted EBIT)

(in Millions of Dollars)

Earnings before interest and taxes (EBIT) (Non-GAAP) and earnings before interest, taxes, restructuring and impairment charges and the write-off of acquired in-process research and development (Adjusted EBIT) (Non-GAAP) are measures of income that differ from net income (loss) attributable to The Lubrizol Corporation measured in accordance with generally accepted accounting principles (“GAAP”). EBIT is defined as net income (loss) attributable to The Lubrizol Corporation per our consolidated results, adjusted for interest expense – net and income taxes. EBIT is further adjusted for restructuring and impairment charges and the write-off of acquired in-process research and development to derive Adjusted EBIT. Management believes that net income (loss) attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net income (loss) attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net income (loss) attributable to The Lubrizol Corporation	$134.2	$(281.0)	$500.8	$(66.1)
Add back:
Interest expense - net	25.4	16.1	103.0	65.7
Provision (benefit) for income taxes	51.4	(15.8)	211.6	75.9

Earnings (loss) before interest and taxes (EBIT)	211.0	(280.7)	815.4	75.5

Restructuring and impairment charges	3.1	368.9	30.4	394.0
Write-off of acquired in-process research and development (IPR&D)	—	1.6	—	1.6

Earnings before interest, taxes, restructuring and impairment charges and the write-off of acquired IPR&D (Adjusted EBIT)	$214.1	$89.8	$845.8	$471.1